Exhibit 10.1
PACIRA BIOSCIENCES, INC.

LONG-TERM INCENTIVE PLAN

1. Purpose. Pacira BioSciences, Inc. (the “Company”) has established this Long-Term Incentive Plan (“LTIP”) to reward officers and selected key employees of the Company or any of its subsidiaries for their contributions to the long-term performance of the Company. The LTIP is a cash-based plan that rewards effective use of the Company’s resources to achieve expected and superior performance.

2. Participation.

a. Appointment to the LTIP is effective for a single performance period and requires recommendation by the Company’s Chief Executive Officer (“CEO”), and approval by either the Company’s Board of Directors (“the Board”) or by its Compensation Committee (“the Committee”); provided, however, that the CEO’s appointment may be decided only by the Board, based on Committee recommendation. Participants may be appointed to the LTIP at any time. An employee appointed to the LTIP is referred to as a “Participant.”

b. Each Participant will receive a written appointment in the form attached to this LTIP as Appendix A. Appointment as a Participant in one or more LTIP performance periods does not entitle employees to participate in subsequent periods.

3. Performance Periods. LTIP performance periods will be one year in duration, beginning on January 1 of each year and ending on December 31 of the same year. A new performance period will start with each new calendar year. The Committee may establish longer performance periods as it determines to be necessary or desirable.

4. Performance Measures & Goals. The LTIP has two equally weighted Company performance measures, Net Revenue and Adjusted EBITDA, and a modifier of Relative TSR, all as defined below, which together are referred to as “LTIP Goals.” Performance in each measure will be independent from the other measure. Prior to or within 90 days after the beginning of each performance period, the Committee will establish threshold, target and maximum LTIP Goals and related potential award levels for Participants.

5. Target and Actual Awards. The Board or Committee will establish an LTIP target award for each Participant based on a percentage of the Participant’s annual base pay at the time of appointment. Actual awards will vary from the target awards if the Company performs above or below target LTIP Goals. Participants will receive no award for performance less than established threshold performance on the LTIP Goals. Actual awards for superior performance are subject to a maximum of 225% of a Participant’s target award.

6. Calculations. The Board or the Committee will use the following formulas to determine and approve Company performance and actual awards:

Net Revenue (50%)
Net revenue as reported in the audited financial statements of the Company’s Annual Report on Form 10-K for a given fiscal year ended December 31st consists of all gross revenues less product returns, allowances, prompt payment discounts, wholesaler service fees, volume rebates, chargebacks, and similar items of variable consideration, as applicable. Net revenue is reported in compliance with United States Generally Accepted Accounting Principles (“GAAP”).

Adjusted EBITDA (50%)
Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) determined in a manner consistent with the Company’s presentation of Adjusted EBITDA for external reporting purposes for a given fiscal year ended December 31st. Adjusted EBITDA is a financial measure that does not comply with GAAP and is used by management to better analyze financial results, forecast future periods and make managerial decisions.

Relative TSR (Modifier)	The Company’s total shareholder return (“TSR”) performance will be measured against the companies comprising the S&P Pharmaceuticals Select Industry Index (“Index”) on the first day of the performance period (1/1). Based on the Company’s relative TSR performance, a modifier ranging from 100% of target to 150% of target will be applied to the payout resulting from financial performance

Total Shareholder Return = (Ending (12/31) Stock Price – Beginning (1/1) Stock Price + Dividends) / Beginning (1/1) Stock Price

Using percent rank, the Company’s TSR will be compared to the TSR of each of the companies comprising the Index, other than the Company.

Pro-Rata Awards:	For Participants appointed during a performance period, pro-rata award calculations will be based on the portion of the performance period following their appointment, measured in full-month increments, rounded up for months during the performance period in which a Participant was actively employed for 15 days or more, and rounded down for 14 days or less.

7. Adjustments. The Board or the Committee may exercise its discretion to ensure Participants receive an equitable award, by adjusting: (a) calculations to include or exclude unusual items, in whole or in part; (b) an individual Participant’s actual award; or (c) the factors used to calculate awards. Such adjustments may be made if unanticipated events occur or unusual business conditions develop after the beginning of a performance period, including but not limited to, significant acquisitions or divestitures.

8. Vesting and Payment of Awards. An LTIP award earned based on achievement of the LTIP Goals during the performance period will be subject to a three-year vesting period (the “Vesting Period”), beginning on January 1 of the calendar year immediately following the applicable performance period and ending on December 31 of the third calendar year following the applicable performance period (the “Vest Date”), with such award remaining completely unvested until the Vest Date (at which time, subject to Section 9, it shall become 100% vested). The Company will pay vested LTIP awards no later than 60 days following the Vest Date. Each LTIP award will be paid in cash.

9. Continuous Employment. Unless otherwise approved by the Board or the Committee, to be eligible for any payment of an earned LTIP award, Participants must be continuously and actively employed by the Company through the end of the Vest Date; except that, in the event of a Participant’s death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) during the Vesting Period, the earned LTIP award will be paid in the normal course, as provided in Section 8. No LTIP awards will be earned by or paid to Participants who do not satisfy these conditions, other than in the event of a Change of Control as provided in Section 10. The Company considers approved leaves of absence to be active employment, provided they do not exceed the amount of leave to which a Participant might be entitled under applicable Company policies (including for active duty military), and under disability, family and medical leave laws. For approved leaves that exceed such limits, payment of LTIP awards, if any, is subject to Committee discretion.

10. Change of Control.

a. Notwithstanding any other provision in this LTIP to the contrary, in the event of a Change of Control (as defined below):

(A) if the Change of Control occurs during the performance period for an LTIP award, Participants will be entitled to a payout equal to the greater of (i) the value of the LTIP award based on actual performance determined by the Board or the Committee as of the date of the Change of Control or (ii) Participant’s target LTIP award, and such LTIP award will remain unvested and subject to the Participant’s continued and active employment through the end of the Vest Date, except in the event the Company terminates the Participant’s employment without Cause (as defined below) or the Participant terminates his or her employment for Good Reason (as defined below), in each case, within 30 days prior to, or 12 months following, the Change of Control, in which case, the Participant will be entitled to payment of such LTIP award within 60 days after the date of termination of employment; or

(B) if the Change of Control occurs during the Vesting Period for an LTIP award, Participants will be entitled to a payout equal to the earned LTIP award based on actual performance through the end of the performance period, and such LTIP award will remain unvested and subject to the Participant’s continued and active employment through the end of the Vest Date, except in the event the Company terminates the Participant’s employment without Cause or the Participant terminates his or her employment for Good Reason, in each case, within 30 days prior to, or 12 months following, the Change of Control, in which case, such Participant will be entitled to payment of such LTIP award within 60 days after the date of termination of employment.

“Change of Control” means any of the following events that also constitutes a change in control event under Treasury Regulation Section 1.409A-3(i)(5): (A) a merger or consolidation of the Company into another entity in which the stockholders of the Company do not control fifty percent (50%) or more of the total voting power of the surviving entity (other than a reincorporation merger); (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company; or (C) the sale or transfer of more than fifty percent (50%) of the outstanding voting stock of the Company. In the case of each of the foregoing clauses (A), (B) and (C), a Change of Control as a result of a financing transaction of the Company shall not constitute a Change of Control for purposes of this LTIP.

“Cause” means (A) Participant’s failure to substantially perform his or her duties to the Company after there has been delivered to Participant written notice setting forth in detail the specific respects in which the Company believes that Participant has not substantially performed his or her duties and, if the Company reasonably considers the situation to be correctable, a demand for substantial performance and opportunity to cure, giving Participant 30 calendar days after receipt of such notice to correct the situation; (B) Participant’s having engaged in fraud, misconduct, dishonesty, gross negligence or having otherwise acted in a manner injurious to the Company or in intentional disregard for the Company’s best interests; (C) Participant’s failure to follow reasonable and lawful instructions from the Company and Participant’s failure to cure such failure after receiving 20 days advance written notice; (D) Participant’s material breach of the terms of an employment agreement, the Employee Proprietary Information and Inventions Assignment Agreement or any other similar agreement that may be in effect from time to time; or (E) Participant’s conviction of, or pleading guilty or nolo contendere to, any misdemeanor involving dishonesty or moral turpitude or related to the Company’s business, or any felony.

“Good Reason” means the occurrence of any one or more of the following events without the prior written consent of the Participant: (A) any material reduction of the Participant’s then effective base salary other than a reduction that is related to a cross-executive team salary reduction; (B) any material breach by the Company of its obligations under this LTIP or any agreement under which the Participant provides services to the Company; or (C) a material reduction in the Participant’s responsibilities or duties, provided that in the case of clause (C), a mere reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control will not constitute a material reduction in job responsibilities or duties; provided, however, that no such event or condition will constitute Good Reason unless (x) the Participant gives the Company written notice of the existence of the condition that the Participant believes constitutes Good Reason within 90 days of the initial existence of such condition (which notice sets forth in reasonable detail the facts or circumstances constituting or giving rise to such condition), (y) the Company fails to remedy such condition within 30 days of its receipt of such notice and (z) the Participant terminates employment within 60 days following the end of such 30-day remedial period.

b. For the avoidance of doubt, LTIP awards are not included in the definition of “Targeted Incentive Bonus” as set forth in individual Executive Employment Agreements previously entered into between the Company and selected officers of the Company and in effect as of the approval date for this LTIP; therefore, treatment of LTIP awards in the event of a Change of Control is exclusively governed by this LTIP.

11. Employment Terms. Participants’ terms of employment remain unchanged by appointment to this LTIP, except as specifically provided in the LTIP Terms. Nothing in the appointment process or in the LTIP Terms guarantees continued employment. Participants remain subject to usual Company policies and practices, and to any other employment agreements, service terms, appointments, or mandates to which they are otherwise subject.

12. Plan Administration & Interpretation. The Committee administers this LTIP. The Committee will have the full power and authority to consider and decide any issues arising under the LTIP, to oversee and approve actual award calculations and payments, and to make any other determination and take any other action that the Committee deems necessary or desirable for administration of this LTIP. The Committee’s decisions concerning LTIP administration and interpretation are final and binding, except as they might relate to the CEO, in which case the Board has final decision-making authority.

13. Modification and Termination. The Board or the Committee, in its sole discretion, may modify or terminate this LTIP at any time without the consent of any Participant. The Board or the Committee may amend the terms of any outstanding LTIP award, prospectively or retroactively; provided, that any such amendment will not materially adversely affect any rights under such outstanding LTIP award without the consent of the Participant. Notwithstanding the foregoing, outstanding LTIP awards or portions thereof may be terminated or amended without the Participant’s consent (a) to the extent the Board or the Committee reasonably deem necessary or advisable to comply with, or take into account, changes in applicable tax laws, accounting rules or other applicable laws, rules or regulations or (b) to avoid the imposition of interest or penalties under Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder (collectively, “Code Section 409A”).

14. Section 409A. The Company intends that this LTIP and the payments provided hereunder comply with, or be exempt from, the requirements of Code Section 409A. Notwithstanding any provision in this LTIP or any other agreement to the contrary, this LTIP shall be interpreted, operated, and administered in a manner consistent with such intentions; provided, however, that (i) the Company makes no representation or warranty that this LTIP (or any payment provided hereunder) is exempt from, or complies with, Code Section 409A, and (ii) in no event shall the Company or any of its subsidiaries or affiliates (or any of their respective successors) be liable for any additional tax, interest or penalty that may be imposed on any Participant pursuant to Code Section 409A or for any damages incurred by any Participant as a result of this LTIP (or any of the payments provided hereunder) failing to comply with, or be exempt from, Code Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this LTIP or any other agreement to the contrary (other than the proviso set forth in the immediately preceding sentence), if, at the time a Participant “separates from service,” as defined in Treasury Regulation Section 1.409A-1(h), the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax or interest under Code Section 409A, amounts that would (but for this provision) be payable within six months following the date of the Participant’s separation from service will not be paid to the Participant during such period, but will instead be paid in a lump sum on the first business day that is more than six months after the date of the Participant’s separation from service or, if earlier, first business day following the Participant’s death.

15. Recoupment. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board or the Committee, amounts paid or payable under this LTIP will be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this LTIP. Notwithstanding any provision of this LTIP to the contrary, the Company reserves the right, without the consent of a Participant, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this LTIP with retroactive effect.

16. Taxes. The Participant is ultimately responsible for all taxes owed in connection with any payment made pursuant to this LTIP. Payments will be subject to reduction for all applicable taxes and withholding, including any federal, state, local or foreign taxes as required by law. The Company makes no representation or undertaking regarding the adequacy of any tax withholding made in connection with the LTIP.

17. Indemnification. Each person who is or shall have been a member of the Board, or a committee appointed by the Board, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the this LTIP and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person will give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

18. No trust or fund. This LTIP is intended to constitute an "unfunded" plan. Nothing contained herein will require the Company to segregate any monies or other property or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant will have any rights that are greater than those of a general unsecured creditor of the Company.

19. Successors. All obligations of the Company under this LTIP will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

20. Choice of Law. This LTIP, all awards granted hereunder, and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the

State of Delaware without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of New Jersey.

21. Employee Data Privacy. By accepting an LTIP award, Participant (a) explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of any of Participant’s personal data that is necessary to facilitate the implementation, administration and management of the LTIP award and this LTIP; (b) understands that the Company and Participant’s employer may, for the purpose of implementing, administering and managing this LTIP, hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title and details of all awards granted to Participant under this LTIP or otherwise (“Data”); (c) understands that Data may be transferred to any third parties assisting in the implementation, administration and management of this LTIP, and that these recipients may be located in Participant’s country or elsewhere, and that the recipient's country may have different data privacy laws and protections than Participant’s country; (d) waives any data privacy rights Participant may have with respect to the Data; and (e) authorizes the Company, its related companies, and its agents to store and transmit such information in electronic form.

Attachment: Appendix A—Form of LTIP Appointment Letter

PACIRA BIOSCIENCES, INC.

APPENDIX A—LONG-TERM INCENTIVE PLAN APPOINTMENT LETTER

1. Appointment, Terms & Conditions. Pacira BioSciences, Inc. (the "Company") has appointed Participant to its Long-Term Incentive Plan (“LTIP”), subject to all terms and conditions stated here and in the LTIP document. Capitalized terms that are not defined herein have the meanings given to them in the LTIP.

Participant:
Performance Period:
Vesting Period:
Target Award:
Form of Payment:	Cash

2. LTIP Award Table. Attached is a copy of the LTIP Award Table the Company will use to determine your actual award. Your actual award will vary depending on the Company’s performance of the established LTIP Goals for the performance period and will be calculated as a percentage of your target award. You will receive 100% of your target award if the Company achieves the target LTIP Goals shown on the LTIP Award Table. You will receive no award if Company performance falls short of certain thresholds shown on the LTIP Award Table. You will receive a fractional percentage of your target award for results that meet or exceed the thresholds but fall short of target LTIP Goals. If Company performance exceeds target LTIP Goals, you will receive more than your target award, up to a maximum of 225% of your target award. See the attached LTIP Award Table and the LTIP document for further information, terms, and conditions.

3. Congratulations on your appointment to the LTIP. Achieving our long-term performance goals depends on your dedicated leadership, contributions and passion to continue to help provide opioid-free treatment solutions to as many patients as possible. We are pleased to provide you with this additional incentive to continue creating maximum shareholder value and share in that value creation.

Approved by the Compensation Committee of the Pacira Board of Directors and issued on their behalf.

Pacira BioSciences, Inc.

______________________________
Dave Stack
Chief Executive Officer and Chairman

Attachments:
LTIP Award Table
Long-Term Incentive Plan

PACIRA BIOSCIENCES, INC.

LONG-TERM INCENTIVE PLAN ― LTIP AWARD TABLE

Performance Period:
Vesting Period:

1.    Financial Performance Metrics, Range in Performance, Payout Curves. The following table governs the range in performance between threshold and maximum of financial performance metrics and how payouts are calculated for each independent metric. Performance and payouts between those summarized below are interpolated on a straight-line basis.

	Threshold Performance			Target Performance			Maximum Performance
Performance Goal	Performance (% of Target)	Performance ($ Value)	Payout (% of Target)	Performance (% of Target)	Performance ($ Value)	Payout (% of Target)	Performance (% of Target)	Performance ($ Value)	Payout (% of Target)

Net Revenue	95.0%	[ $ • ]	50.0%	100.0%	[ $ • ]	100.0%	105.0%	[ $ • ]	150.0%
Adjusted EBITDA	90.0%	[ $ • ]	50.0%	100.0%	[ $ • ]	100.0%	110.0%	[ $ • ]	150.0%

2.    Relative Total Shareholder Return, Award Modifier. Relative Total Shareholder Return (TSR) performance is based on a percent rank vs. the companies comprising the selected Index. The Company’s percent rank vs. the Index translates into an award modifier according to the below table, which will be applied to the award calculation above to determine a final payout. Performance and payouts between those summarized below are interpolated on a straight-line basis.

	Percent Rank
Performance Goal	Below 50th Percentile	50th Percentile	55th Percentile	60th Percentile	65th Percentile	70th Percentile	75th Percentile	Above 75th Percentile

TSR Modifier	100.0%	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%	150.0%